EXHIBIT 99.1

Harvard Bioscience Announces Management Change

CFO Resigns to Pursue New Opportunity

HOLLISTON, Mass., Aug. 22, 2018 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) (the “Company”), a global developer, manufacturer and marketer of a broad range of solutions to advance life science, today announced the resignation of Robert E. Gagnon, Chief Financial Officer, effective August 31, 2018. The Company has initiated a search for its next chief financial officer.

“On behalf of the entire company, I want to thank Rob for his significant contributions during his tenure at Harvard Bioscience,” said Jeffrey A. Duchemin, President and Chief Executive Officer. “His expertise in global finance, operations and acquisitions was instrumental in transforming our company into a thriving and growing global enterprise. We wish him the very best.”

“Harvard Bioscience has an excellent management team, strong business model, outstanding employees and has been executing on all of its objectives in the first half of 2018. This decision was a very difficult one for me to make,” said Rob Gagnon.  “I wish the best for my Harvard Bioscience colleagues.”

Today’s news was not the result of any matters which, to the Company’s knowledge, would have an adverse impact on the integrity of the Company’s financial statement or the results of operations.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

CONTACT:

Corey Manchester
Vice President, Corporate Controller

Tel: 508 893 8999
Fax: 508 429 8478